Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-131689) pertaining to the 2005 Equity Incentive Plan of Spansion Inc. of our report dated March 3, 2006, with respect to the consolidated financial statements of Spansion Inc., included in this Annual Report (Form 10-K) for the year ended December 25, 2005.

/s/ ERNST & YOUNG LLP

San Jose, California

March 10, 2006